Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT
TO THE
ARTICLES OF INCORPORATION
OF
VADDA ENERGY CORPORATION
(a Florida corporation)

Pursuant to Sections 607.1006 and 607.1007 of the Florida Business Corporation Act (the “FBCA”), Vadda Energy Corporation, a Florida corporation (the “Corporation”), hereby certifies as follows:

1.    The name of the Corporation is “Vadda Energy Corporation.”

2.    The Corporation’s Articles of Incorporation, as amended, are superseded and deleted in their entirety and replaced with the following complete amended and restated Articles of Incorporation:

“ARTICLE I
CORPORATE NAME

The name of the Corporation is Vadda Energy Corporation.

ARTICLE II
PURPOSE

The Corporation shall engage in any business or purpose authorized under the laws of the State of Florida.

ARTICLE III
PERIOD OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

ARTICLE IV
SHARES

The aggregate number of shares of all classes of stock that the Corporation is authorized to issue is 160,000,000 shares, each having a par value of $0.001 per share, consisting of:

A.	150,000,000 shares of Common Stock (“Common Stock”); and

B.	10,000,000 shares of Preferred Stock (“Preferred Stock”).

ARTICLE V
PLACE OF BUSINESS

The principal place of business of the Corporation shall be 1660 S. Stemmons, Suite 440, Lewisville, Texas 75067. The Board of Directors may at any time and from time to time move the principal office of the Corporation.

ARTICLE VI
OFFICERS AND DIRECTORS

The business of the Corporation shall be managed by its Board of Directors. The number of such directors shall be not less than one (1) and, subject to such minimum, may be increased or decreased from time to time in the manner provide in the Bylaws. The number of persons constituting the initial Board of Directors shall be one (1). The Board of Directors shall be elected by the Stockholders of the Corporation at such time and in such manner as provided in the Bylaws.

ARTICLE VII
DENIAL OF PREEMPTIVE RIGHTS

No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by the affirmative vote of a simple majority vote of the holders of all of the issued and outstanding shares of the Corporation entitled to vote.

ARTICLE VIII
AMENDMENT OF BYLAWS

Anything in these Articles of Incorporation, the Bylaws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all of the issued and outstanding shares of the Corporation entitled to vote.

ARTICLE IX
SHAREHOLDERS

9.1	Control Share Acquisition. Any provisions relating to any control share acquisition as contained in the Florida Business Corporation Act shall not apply to the Corporation.

9.2	Quorum. The holder of shares representing a simple majority of the issued and outstanding voting stock of the Corporation shall constitute a quorum at a meeting of shareholders.

9.3	Required Vote. Acts of the shareholders shall require the approval of holders of a simple majority of the issued and outstanding voting shares of the Corporation entitled to vote.

ARTICLE X
LIABILITY AND INDENMIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its Bylaws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at the Corporation’s expense, policies of insurance.

ARTICLE XI
CONTRACTS

No contract or other transaction between this corporation and any person, firm or other entity shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

ARTICLE XII
REGISTERED AGENT

The Corporation’s registered agent shall be Capitol Corporate Services, Inc. and the office of the registered agent shall be 155 Office Plaza Drive, Suite A, Tallahassee, FL 32301.

ARTICLE XII
INCORPORATOR

The name and address of the Corporation’s incorporator was:

Eric P. Littman
8th Floor
1428 Brickell Avenue
Miami, Florida 33131

VADDA ENERGY CORPORATION,
a Florida corporation

By: /s/ Daro R. Blankenship
Daro R. Blankenship, President

CERTIFICATE

In accordance with Section 607.1007 of the FBCA, the Board of Directors of Vadda Energy Corporation has approved the filing of these Articles of Amendment and Restatement to the Articles of Incorporation (the “Restated Articles”).

The Restated Articles contain amendment(s) that required shareholder approval. On October 15, 2009, shareholders holding a majority of the voting power of the Corporation adopted the Restated Articles and all amendments to the Articles of Incorporation.  The number of votes cast for the amendment(s) set forth in the Restated Articles was sufficient for approval.

The undersigned, being the President of Vadda Energy Corporation, for the purpose of filing this Certificate with the State of Florida, does make and file this Certificate, hereby declaring and certifying the facts hereinabove stated are true, and accordingly has hereunto set his hand this 15th day of October, 2009.

  /s/ Daro R. Blankenship
Daro R. Blankenship,
President of Vadda Energy Corproation